                                 EXHIBIT 99.1

                         PYRAMID COMMUNICATIONS, INC.
                         AND SUBSIDIARIES


                         Consolidated Financial Statements
                         as of December 31, 1994 and 1995 and
                         Each of the Three Years in the Period
                         Ended December 31, 1995 (Including the
                         Results of Operations of Predecessor Entities) and Independent Auditors' Report

PYRAMID COMMUNICATIONS, INC.
AND SUBSIDIARIES

TABLE OF CONTENTS
- -------------------------------------------------------------------------------

                                                                        Page
INDEPENDENT AUDITORS' REPORT                                            1-2

CONSOLIDATED FINANCIAL STATEMENTS:

 Consolidated Balance Sheets as of December 31, 1994 and 1995           3-4

 Consolidated Statements of Operations for the Period from
   November 22, 1993 to December 31, 1993 and the Years Ended
   December 31, 1994 and 1995 and KISS Limited Partnership for the
   Year Ended December 31, 1993 and the Period from January 1, 1994
   to March 17, 1994                                                      5

 Consolidated Statements of Changes in Partners' Deficiency for the
   Year Ended December 31, 1993 and the Period from January 1, 1994
   to March 17, 1994                                                      6

 Consolidated Statements of Changes in Stockholders' Equity
   (Deficiency) for the Period from November 22, 1993 to December 31,
   1993 and the Years Ended December 31, 1994 and 1995                    7

 Consolidated Statements of Cash Flows for the Period from November 22,
   1993 to December 31, 1993 and the Years Ended December 31, 1994 and
   1995 and KISS Limited Partnership for the Year Ended December 31,
   1993 and the Period from January 1, 1994 to March 17, 1994           8-9

 Notes to Consolidated Financial Statements                           10-26

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Pyramid Communications, Inc.:

We have audited the consolidated balance sheets of Pyramid Communications, Inc. and subsidiaries (the "Company") as of December 31, 1994 and 1995, and the related consolidated statements of operations, changes in stockholders' equity (deficiency), and cash flows for the period November 22, 1993 (date of inception) to December 31, 1993 and the years ended December 31, 1994 and 1995. We have also audited the accompanying consolidated statements of operations, changes in partners' deficiency, and cash flows of KISS Limited Partnership (the "Partnership") and subsidiaries for the year ended December 31, 1993, and for the period from January 1, 1994 to March 17, 1994. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

As emphasized in Note 2 to the consolidated financial statements, Pyramid Communications, Inc. purchased the radio stations and related businesses of KISS Limited Partnership effective March 18, 1994. The transaction was accounted for using the purchase method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values. Accordingly, the consolidated statements of operations, changes in partners' deficiency, and cash flows of the Partnership for the year ended December 31, 1993, and for the period from January 1, 1994 to March 17, 1994 are not comparable with those presented for the Company.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Pyramid Communications, Inc. and subsidiaries at December 31, 1994 and 1995, and the results of their operations and their cash flows for the period November 22, 1993 (date of inception) to December 31, 1993 and the years ended December 31, 1994 and 1995 in conformity with generally accepted accounting principles. Also, in our opinion, the consolidated financial statements of KISS Limited Partnership and subsidiaries present fairly, in all material respects, the results of their operations and their cash flows for the year ended December 31, 1993 and for the period from January 1, 1994 to March 17, 1994 in conformity with generally accepted accounting principles.


Deloitte & Touche LLP

Boston, Massachusetts
January 19, 1996

PYRAMID COMMUNICATIONS, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
- -------------------------------------------------------------------------------


                                                          December 31,
ASSETS                                                1994            1995

CURRENT ASSETS:
 Cash and cash equivalents                        $  4,425,168    $    400,941
 Accounts receivable-net                            15,386,082      16,545,587
 Employee receivables                                  166,919         278,503
 Prepaid expenses and other                            586,723         600,678
                                                  ------------    ------------

      Total current assets                          20,564,892      17,825,709
                                                  ------------    ------------

PROPERTY AND EQUIPMENT - Net                        12,086,300       9,742,768
                                                  ------------    ------------

OTHER ASSETS:
 Intangible assets - net                           134,091,338     120,733,924
 Deferred financing costs - net                      5,556,976       4,455,344
 Tax loans to related parties                        4,573,825       4,899,843
 Notes receivable - employees                        1,292,395         801,558
                                                  ------------    ------------

      Total other assets                           145,514,534     130,890,669
                                                  ------------    ------------

TOTAL                                             $178,165,726    $158,459,146
                                                  ------------    ------------


                                                                   (Continued)

PYRAMID COMMUNICATIONS, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
- --------------------------------------------------------------------------------

                                                                              December 31,
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)                        1994             1995
CURRENT LIABILITIES:
  Current maturities of long-term debt                               $  2,500,000     $ 11,607,139
  Accounts payable                                                      3,209,081        2,375,740
  Accrued compensation and other                                        5,097,243        2,722,349
  Accrued merger and compensatory equity plan expenses                     --           10,434,635
  Accrued interest                                                        639,717          347,288
                                                                     ------------     ------------
    Total current liabilities                                          11,446,041       27,487,151
                                                                     ------------     ------------
LONG-TERM DEBT                                                         99,500,000       75,333,333
                                                                     ------------     ------------
COMMITMENTS AND CONTINGENCIES

REDEEMABLE STOCK:
  Series C Exchangeable Preferred Stock; 1,974,079 and 2,230,422
   shares issued and outstanding at December 31, 1994 and
   1995, respectively; liquidation preference, $56,066,094 at
   December 31, 1995                                                   48,095,142       54,768,125
                                                                     ------------     ------------

  Junior Preferred Stock; 10,000 shares issued and outstanding at
   December 31, 1994 and 1995; liquidation preference,
   $7,116,353 at December 31, 1995                                      2,669,863        3,166,352
                                                                     ------------     ------------
  Series D Common Stock, subject to contractual redemption rights;
   111,111 shares issued and outstanding at December 31, 1994
   and 1995                                                             2,778,000        2,778,000
                                                                     ------------     ------------

STOCKHOLDERS' EQUITY (DEFICIENCY):
  Series B Common Stock; 63,009 and 64,449 shares issued and
   outstanding at December 31, 1994 and 1995, respectively                    630              644
  Series C Common Stock; 1,000,000 shares issued and outstanding
   at December 31, 1994 and 1995                                           10,000           10,000
  Additional paid-in capital                                           17,703,060       10,569,572
  Deficit                                                              (4,037,010)     (15,654,031)
                                                                     ------------     ------------
    Total stockholders' equity (deficiency)                            13,676,680       (5,073,815)
                                                                     ------------     ------------
TOTAL                                                                $178,165,726     $158,459,146
                                                                     ============     ============


See notes to consolidated financial statements.                      (Concluded)

PYRAMID COMMUNICATIONS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
- -------------------------------------------------------------------------------

                                                         KISS Limited Partnership              Pyramid Communications, Inc.
                                                              (Predecessor)                             (Successor)
                                                         ------------------------    -------------------------------------------
                                                                         Period          Period
                                                                          from            from
                                                                       January 1,     November 22,
                                                        Year Ended       1994 to        1993 to
                                                        December 31,    March 17,     December 31,     Years Ended December 31,
                                                           1993           1994           1993            1994           1995
REVENUES:
 Gross revenues                                       $ 52,455,912    $10,248,431       $ --         $54,830,732    $ 75,858,341
 Less agency commissions                                 6,566,061      1,155,063         --           6,671,744       9,135,416
                                                      ------------    -----------       ----         -----------    ------------

        Net revenues                                    45,889,851      9,093,368         --          48,158,988      66,722,925
                                                      ------------    -----------       ----         -----------    ------------
OPERATING EXPENSES:
 Operating expenses excluding depreciation and
   amortization and corporate general and
   administrative expenses                              29,226,174      6,621,752         --          30,773,259      41,260,914
 Depreciation and amortization                           3,170,954        656,365         --          14,618,574      11,038,075
 Corporate general and administrative                    2,311,187        429,220         --           2,850,527       4,889,536
 Merger and compensatory equity plan expenses               --             --             --              --          10,932,122
                                                      ------------    -----------       ----         -----------    ------------
        Total operating expenses                        34,708,315      7,707,337         --          48,242,360      68,120,647
                                                      ------------    -----------       ----         -----------    ------------

OPERATING INCOME (LOSS)                                 11,181,536      1,386,031         --             (83,372)     (1,397,722)
                                                      ------------    -----------       ----         -----------    ------------

OTHER INCOME (EXPENSE):
 Interest expense                                      (15,751,266)    (3,069,521)        (7)         (6,122,877)     (9,289,138)
 Interest income                                            99,713         31,698         --             171,611         440,147
 Other nonoperating (expense) income - net               2,633,145         (1,934)        --             173,635        (802,430)
 Loss on forgiveness of notes receivables-employees         --             --             --              --            (567,878)
                                                      ------------    -----------       ----         -----------    ------------

        Total other expense                            (13,018,408)    (3,039,757)        (7)         (5,777,631)    (10,219,299)
                                                      ------------    -----------       ----         -----------    ------------

LOSS BEFORE INCOME TAX BENEFIT                       $ (1,836,872)   $(1,653,726)       $ (7)         (5,861,003)    (11,617,021)
                                                      ============    ===========       ====

INCOME TAX BENEFIT                                                                                     1,824,000          --
                                                                                                     -----------    ------------

NET LOSS                                                                                              (4,037,003)    (11,617,021)

DIVIDENDS AND ACCRETION ON REDEEMABLE
 PREFERRED STOCK                                                                                      (5,040,005)     (7,169,474)
                                                                                                     -----------    ------------

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS                                                           $(9,077,008)   $(18,786,495)
                                                                                                     ===========    ============

See notes to consolidated financial statements.

PYRAMID COMMUNICATIONS, INC.
AND SUBSIDIARIES

KISS LIMITED PARTNERSHIP - CONSOLIDATED STATEMENTS OF
CHANGES IN PARTNERS' DEFICIENCY
- -------------------------------------------------------------------------------

PARTNERS' DEFICIENCY, JANUARY 1, 1993                           $(76,044,905)

 Net loss                                                         (1,836,872)
                                                                ------------

PARTNERS' DEFICIENCY, DECEMBER 31, 1993                          (77,881,777)

 Net loss for the period January 1, 1994 to March 17, 1994        (1,653,726)
                                                                ------------

PARTNERS' DEFICIENCY, MARCH 17, 1994                            $(79,535,503)
                                                                ============

See notes to consolidated financial statements.

PYRAMID COMMUNICATIONS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
- -------------------------------------------------------------------------------


                                           Series B Common       Series C Common      Additional
                                                Stock                 Stock             Paid-in
                                          Shares    Amount     Shares      Amount       Capital        Deficit          Total
NET LOSS FOR THE PERIOD FROM
 NOVEMBER 22, 1993 TO DECEMBER 31, 1993     --       $ --         --       $  --      $    --        $         (7)   $         (7)
                                          ------     -----    ---------    -------    -----------    ------------    ------------

BALANCE, DECEMBER 31, 1993                  --         --         --          --           --                  (7)             (7)

 Issuance on March 18, 1994
  (net of issue costs)                    63,009       630    1,000,000     10,000     22,743,065         --           22,753,695

 Dividends on preferred stock               --         --         --          --       (4,918,395)        --           (4,918,395)

 Accretion of preferred stock               --         --         --          --         (121,610)        --             (121,610)

 Net loss                                   --         --         --          --           --          (4,037,003)     (4,037,003)
                                          ------     -----    ---------    -------    -----------    ------------    ------------

BALANCE, DECEMBER 31, 1994                63,009       630    1,000,000     10,000     17,703,060      (4,037,010)     13,676,680

 Issuance, August 1995                     1,440        14        --          --           35,986         --               36,000

 Dividends on preferred stock               --         --         --          --       (7,013,783)        --           (7,013,783)

 Accretion of preferred stock               --         --         --          --         (155,691)        --             (155,691)

 Net loss                                   --         --         --          --           --         (11,617,021)    (11,617,021)
                                          ------     -----    ---------    -------    -----------    ------------    ------------

BALANCE, DECEMBER 31, 1995                64,449     $ 644    1,000,000    $10,000    $10,569,572    $(15,654,031)   $ (5,073,815)
                                          ======     =====    =========    =======    ===========    ============    ============

 See notes to consolidated financial statements.

PYRAMID COMMUNICATIONS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
- -------------------------------------------------------------------------------

                                                         KISS Limited Partnership              Pyramid Communications, Inc.
                                                              (Predecessor)                             (Successor)
                                                         ------------------------    -------------------------------------------
                                                                         Period          Period
                                                                          from            from
                                                                       January 1,     November 22,
                                                        Year Ended       1994 to        1993 to
                                                        December 31,    March 17,     December 31,     Years Ended December 31,
                                                           1993           1994           1993            1994           1995
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                             $ (1,836,872)   $(1,653,726)      $ (7)        $(4,037,003)   $(11,617,021)
                                                      ------------    -----------       ----         -----------    ------------
 Adjustments to reconcile net loss to cash
  provided by operating activities:
   Depreciation and amortization                         3,170,954        656,365         --          15,271,935      12,139,707
   Deferred interest on long-term debt                   7,406,455        736,134         --              --              --
   Loss (gain) on disposal of assets                    (2,646,187)        --             --              --             944,732
   Deferred income                                        (366,666)      (100,000)        --              --              --
   Deferred income - Broadcast Architecture                 --             --             --             117,650          --
   Deferred income taxes                                    --             --             --          (2,031,000)        (87,000)
   Merger and compensatory equity plan expenses             --             --             --              --          10,932,122
   Loss on forgiveness of notes receivable - employees      --             --             --              --             567,878
   Changes in assets and liabilities, net of
    acquisitions:
    Accounts receivable                                 (5,012,714)    (2,732,669)        --          (8,961,879)     (1,159,505)
    Prepaid expenses and other                            (115,178)       157,287         --            (220,420)       (125,539)
    Accounts payable and accrued expenses                5,548,533        531,242         --           3,547,013      (3,121,235)
    Accrued interest                                     1,372,254      4,858,648          7             639,717        (292,429)
                                                      ------------    -----------       ----         -----------    ------------
        Total adjustments                                9,357,451      4,107,007          7           8,363,016      19,798,731
                                                      ------------    -----------       ----         -----------    ------------
        Cash provided by operating activities            7,520,579      2,453,281         --           4,326,013       8,181,710
                                                      ------------    -----------       ----         -----------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisition of radio stations                              --             --             --        (160,189,790)         --
 Acquisition deposits and other                         (3,158,999)        --             --              --            (158,669)
 Payments for purchase of property and equipment          (913,131)      (338,452)        --          (1,029,787)     (1,649,212)
 Proceeds from asset sales                               6,498,462         --             --             572,287       5,200,000
 (Increase) decrease in notes receivable and other          35,000       (115,000)        --          (1,283,307)        (77,041)
                                                      ------------    -----------       ----         -----------    ------------

        Cash provided by (used for) investing
         activities                                      2,461,332       (453,452)        --        (161,930,597)      3,315,078
                                                      ------------    -----------       ----         -----------    ------------

                                                                     (Continued)

PYRAMID COMMUNICATIONS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
- -------------------------------------------------------------------------------

                                                         KISS Limited Partnership              Pyramid Communications, Inc.
                                                              (Predecessor)                             (Successor)
                                                         ------------------------    -------------------------------------------
                                                                         Period          Period
                                                                          from            from
                                                                       January 1,     November 22,
                                                        Year Ended       1994 to        1993 to
                                                        December 31,    March 17,     December 31,     Years Ended December 31,
                                                           1993           1994           1993            1994           1995
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt                   --             --             --         109,000,000          --
 Proceeds from issuance of notes payable                    --             --          1,000              19,000          --
 Proceeds from issuance of preferred stock                  --             --             --          43,400,000          --
 Proceeds from issuance of common stock                     --             --             --          22,839,752          36,000
 Repayment of long-term debt                            (9,309,515)        --             --          (7,000,000)    (15,059,528)
 Borrowings on line of credit                            1,818,055         --             --              --              --
 Repayment of notes payable                                 --             --             --             (20,000)         --
 Deferred financing costs                                   --             --             --          (6,210,000)         --
 Merger-related payments                                    --             --             --              --            (497,487)
                                                      ------------    -----------      -----         -----------    ------------
        Cash provided by (used for) financing
         activities                                     (7,491,460)        --          1,000         162,028,752     (15,521,015)
                                                      ------------    -----------      -----         -----------    ------------

INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                             2,490,451      1,999,829      1,000           4,424,168      (4,024,227)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD           2,510,120      5,000,571         --               1,000       4,425,168
                                                      ------------    -----------      -----         -----------    ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD              $  5,000,571    $ 7,000,400     $1,000         $ 4,425,168    $    400,941
                                                      ============    ===========     ======         ===========    ============

                                                                     (Concluded)
See notes to consolidated financial statements.

PYRAMID COMMUNICATIONS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Business and Nature of Operations--Pyramid Communications, Inc. (together with its subsidiaries, the "Company") was organized in November of 1993 for the purpose of owning and acquiring radio stations (the "Acquired Stations") throughout eastern United States. The Company's initial operations began with the acquisition (the "Acquisition") of assets of KISS Limited Partnership d/b/a Pyramid Broadcasting (the "Partnership").

   Merger of the Company--On January 17, 1996, the Company, Evergreen Media Corporation and Evergreen Media/Pyramid Corporation ("MergerCo") completed the Agreement and Plan of Merger, dated as of July 14, 1995 (the "Merger Agreement"), whereby the outstanding shares of the Company's $3.125 Series C Exchangeable Preferred Stock (the "Senior Preferred Stock") were redeemed, in accordance with the provisions of the certificate of designation for the Senior Preferred Stock, by the Company immediately prior to the contemplated merger of the Company and MergerCo (the "Merger") with the proceeds from the sale by the Company to MergerCo of shares of the Company's Series D Redeemable Preferred Stock.

   In addition, at the closing (the "Closing") of the Merger, each share of Class A Common Stock and Class B Common Stock of the Company to the extent outstanding immediately prior to the Closing was converted into (1) the right to receive an amount in cash determined by dividing (I) the sum of (A) $315,500,000 minus (B) certain outstanding debt of the Company less (I) the amounts repaid at Closing in respect of "tax loans" made to certain partners in the Partnership and the promissory note dated November 10, 1994 made by Richard M. Balsbaugh in favor of Pyramid Finance Corp. and all other cash and cash equivalents of the Company immediately prior to the Closing and (ii) the aggregate exercise price of the outstanding options (the "Options") granted by the Company minus (C) transaction-related expenses to the extent not paid prior to the Closing minus (D) payments due to Messrs. Balsbaugh and O'Keefe and any other employee of the Company as a result of the Merger pursuant to their respective employment agreements minus (E) benefits payable under the Company's phantom equity plan minus (F) the aggregate redemption price of the Senior Preferred Stock redeemed minus (G) the liquidation preference plus accrued and unpaid dividends through and including the date of Closing of the Company's 7 1/2% Series B Junior Preferred Stock (the "Junior Preferred Stock") minus (H) $3,000,000 (as such amount may be adjusted pursuant to the Merger Agreement) minus (I) the Estimated Total Adjustment (as defined in the Merger Agreement), by (ii) the number of shares of Class A Common Stock issuable upon exercise of the Options, and (2) a pro rata share (together with holders of Options to purchase Common Stock) of $3,000,000 (as such amount may be adjusted pursuant to the Merger Agreement).

   Each share of Junior Preferred Stock outstanding immediately prior to the Closing was converted into the right to receive an amount equal to the liquidation preference of the Junior Preferred Stock plus accrued and unpaid dividends thereon through and including the date of Closing.

   During 1995 the Company initially provided $11,500,000 for expenses in connection with the Merger to recognize the fees associated with the sale of the Company, bonuses and other compensation to employees of the Company and expenses related to compensatory equity plans resulting from the Company's increase in value. This accrual was reduced by approximately $600,000 in the fourth quarter of 1995 based on revisions to the Company's initial estimates.

   The Acquisitions--On March 18, 1994, the Company completed the acquisition of the Partnership for an aggregate purchase price, including costs of the transaction, of approximately $118,000,000, including assumed liabilities. Also, during 1994, the Company acquired an additional five radio stations (the "Duopoly Acquisitions") for purchase prices aggregating approximately $50 million, exclusive of transaction costs. The Acquisition and Duopoly Acquisitions have been accounted for as purchases, and, accordingly, the purchase prices have been allocated among the assets acquired and liabilities assumed at their respective fair values, based on independent appraisals. The Company's principal business activities commenced concurrent with the Acquisition. For purposes of these notes to the Company's consolidated 1994 financial statements, references to the year ended December 31, 1994 comprise, unless specifically noted, the operating activities of the Company during the period March 18, 1994 to December 31, 1994.

   Prior to the Acquisition, the Partnership, or its predecessors, owned and operated radio stations since 1982. A wholly owned subsidiary of the Company provides consulting and research services to the Company's radio stations and to other companies in the broadcasting industry.

   Principles of Consolidation--The accompanying consolidated financial statements of the Company include the accounts of the Company and its various subsidiaries. All significant intercompany accounts and transactions have been eliminated.

   Significant Estimates--In the process of preparing its consolidated financial statements, the Company estimates the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources.
   The primary estimates underlying the Company's consolidated financial statements include allowances for potential bad debts, the useful lives of its assets such as property and intangibles, the realizable value of its tax assets, and accruals for health insurance and other matters. Management bases its estimates on certain assumptions, which they believe are reasonable in the circumstances, and do not believe that any change in those assumptions in the near term would have a significant effect on consolidated financial position or the results of operations.

   Revenue Recognition--Revenues are recognized from a broad spectrum of customers as advertisements are broadcast and consulting services are performed. Accounts receivable are not collateralized; however, the Company reviews the creditworthiness of its customers on an ongoing basis.

   Allowance for Doubtful Accounts--The allowance for doubtful accounts receivable was $422,000 and $338,000 at December 31, 1994 and 1995, respectively.

   Barter Transactions--Revenue from the stations' exchange of advertising time for goods and services is recorded as the advertising is broadcast at the fair market value of goods or services received or to be received. The value of the goods and services received in barter transactions is charged to expense when used.

   Barter Transactions (Continued)--Barter transactions were approximately as follows:

                                       KISS Limited Partnership                    Pyramid
                                       ------------------------                Communications
                                                    Period from                      Inc.
                                                     January 1,           ------------------------
                                        Year Ended    1994 to                    Years Ended
                                       December 31,  March 17,                   December 31,
                                          1993          1994                 1994         1995
     Barter revenues                   $2,334,000    $813,000              $2,605,000   $3,641,000
     Barter expenses                    2,594,000     685,000               2,862,000    3,533,000
     Net barter receivables                 --          --                     92,000      209,000
     Barter fixed asset additions           1,000       --                      --           --

   Property and Equipment--Property and equipment are recorded at cost (or at appraised fair value, in the case of the Acquired Stations and assets obtained through subsequent station acquisitions), and depreciation is provided using the straight-line method over estimated useful lives ranging from three to twenty years.

   Intangible Assets--Intangible assets, consisting primarily of broadcast licenses, goodwill and favorable and assignable leases acquired, in connection with the Acquisition of the various radio stations, are being amortized using the straight-line method over estimated useful lives ranging from one to forty years. The recoverability of intangible assets are evaluated periodically based upon the undiscounted cash flows generated from the related intangible assets.

   Deferred Financing Costs--Deferred financing costs incurred in obtaining debt financing are being amortized over the period of the related debt. Accumulated amortization aggregated approximately $653,000 and $1,400,000 at December 31, 1994 and 1995, respectively. Amortization of deferred financing costs is recorded as interest expense and approximated $653,000 and $801,000 in 1994 and 1995, respectively. Net deferred financing costs of $301,000, associated with the permanent retirement of debt under the Company's credit facilities, were charged to amortization expense in 1995.

   Corporate General and Administrative Expense--Corporate general and administrative expense consists of corporate overhead costs not specifically allocable to a specific radio station or business.

   Corporate Income Taxes--The income or loss derived from Partnership activities (excluding income or loss of the Partnership's corporate subsidiaries) was included in the income tax returns of the individual partners, and, accordingly, the Partnership made no provision for income taxes on Partnership-derived income in its consolidated financial statements.

   Effective January 1, 1993, the Partnership's corporate subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." ("SFAS No. 109"). SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the future tax consequences of temporary differences between the financial reporting and tax bases of existing assets and liabilities. In addition, future tax benefits, such as net operating loss carryforwards, are recognized to the extent realization of such benefits is more likely than not. Prior to 1993, the Partnership's corporate subsidiaries accounted for income taxes using the guidance contained in Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes." The adoption of SFAS No. 109 had no impact on the Partnership's corporate subsidiaries' financial position or results of operations.

   The Company adopted SFAS No. 109 on November 22, 1993 as the basis for accounting for income taxes.

   Fair Value of Financial Instruments--In 1994 the Company adopted the provisions of Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" ("SFAS No. 107"), which requires the disclosure of fair value of most financial instruments, both assets and liabilities, for which it is practical to estimate fair value (see Note 10).

   Derivative Financial Instruments--In 1994 the Company adopted the provisions of Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" ("SFAS No. 119") (see Note 10). This statement requires the disclosure of the fair value of most derivative financial instruments as a means of managing interest-rate risk associated with current debt. Derivative financial instruments used include interest-rate swap agreements ("SWAPS"). These instruments are matched with either fixed or variable rate debt and are recorded on a settlement basis as an adjustment to interest expense.
   Premiums paid to purchase SWAPS are amortized as an adjustment of interest expense over the life of the contract. Derivative financial instruments are not held for trading purposes.

   Long-Lived Assets--In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 addresses the accounting for the impairment of long-lived assets, certain identifiable intangibles and goodwill when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 is required to be adopted in 1996. The Company does not believe the adoption of SFAS No. 121 will have a material effect on the Company's consolidated financial position or results of operations.

   Stock-Based Compensation--In November 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 addresses the financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 permits an entity to either record the effects of stock-based employee compensation plans in its financial statements or present pro forma disclosures in the notes to the consolidated financial statements. The Company has elected to provide the appropriate disclosures in the notes to the consolidated financial statements; therefore, there will be no impact on the Company's results of operations or financial position. SFAS No. 123 is required to be adopted in 1996.

   Cash Flow Information--For purposes of the consolidated statements of cash flows, the Company considers all highly liquid, short-term investments purchased with remaining maturities of three months or less at the time of purchase to be cash equivalents.

   Consolidated cash payments for interest expense are as follows:

            KISS Limited Partnership                 Pyramid
            ------------------------             Communications,
                         Period from                   Inc.
                          January 1,          ----------------------
             Year Ended    1994 to                 Years Ended
            December 31,  March 17,                December 31,
               1993         1994                 1994         1995

             $6,973,000   $1,182,000          $4,770,000  $8,720,000
             ----------   ----------          ----------  ----------

   Retirement Plan--The Company has a defined contribution plan (the "Plan"), which covers substantially all of its employees. The Company may make discretionary contributions to the Plan; however, none have been authorized or made through December 31, 1995. Plan participants are allowed to contribute to the Plan. Participant balances were fully vested at December 31, 1995.

   Reclassifications--Certain prior year amounts have been reclassified to conform with the current year presentation.

2. ACQUISITION OF THE PARTNERSHIP, DUOPOLY ACQUISITIONS AND UNAUDITED PRO FORMA INFORMATION

   On March 18, 1994, the Company completed the Acquisition, for consideration, including costs and expenses, which aggregated approximately $118,000,000. The Acquisition was financed through the issuance of common and preferred stock and proceeds from the Company's credit agreement. Also, during 1994, the Company completed the Duopoly Acquisitions for purchase prices aggregating approximately $50,000,000. Duopoly Acquisitions were funded by borrowings under the Company's credit agreement and existing cash reserves.

   WEDJ-FM and WRFX-AM--In August 1994, the Company purchased certain assets, including the FCC licenses, of WEDJ-FM (formerly WAQQ-FM) and WRFX-AM (formerly WAQS-AM), located in Charlotte, North Carolina, for a purchase price of approximately $4,000,000 ($1,000,000 in cash and $3,000,000 in the form of a note payable over five years). The note was repaid in 1995.

   WBUF-FM--In April 1994, the Company purchased certain assets, including the FCC licenses, of WBUF-FM located in Buffalo, New York, for a purchase price of approximately $4,000,000 in cash.

   WJMN-FM--In June 1994, the Company purchased certain assets, including the FCC licenses, of WJMN-FM located in Boston, Massachusetts, for a purchase price of approximately $22,000,000 in cash.

   WJJZ-FM--In September 1994, the Company purchased certain assets, including the FCC licenses, of WJJZ-FM located in Philadelphia, Pennsylvania, for a purchase price of approximately $20,000,000 in cash.

2. ACQUISITION OF THE PARTNERSHIP, DUOPOLY ACQUISITIONS AND UNAUDITED PRO FORMA INFORMATION (CONTINUED)

   The aggregate purchase prices of the Acquisition, $118,000,000, and the Duopoly Acquisitions, $50,000,000, were allocated, based on estimated fair values using independent appraisals where appropriate, among the assets acquired as follows:

                                                                      Duopoly
                                                       Acquisition  Acquisition
     Property and equipment                           $  8,809,000  $ 4,305,000
     Intangible assets:
       Broadcast licenses                               65,264,000   38,794,000
       Employment agreements                            18,376,000      586,000
       Favorable leases, service agreements and other    1,149,000      843,000
       Goodwill                                         14,271,000    5,472,000
     Duopoly Acquisitions' deposits and other            1,980,000        --
     Working capital, net realizable value in
       the case of receivables, prepaid expense
       and present value of amounts to be paid
       in the case of current liabilities                8,151,000        --
                                                      ------------  -----------
     Aggregate purchase price                         $118,000,000  $50,000,000

                                                      ------------  -----------
   Pro Forma Information (Unaudited)--The following table sets forth pro forma information on the Acquisition of the Partnership and the Duopoly Acquisitions as though each had occurred on January 1, 1994, and presents consolidated statements of operations data for the year ended December 31, 1994.

   Unaudited Pro Forma Statements of Operations Data (in thousands):

                                                Year Ended
                                                December 31,
                                                   1994

     Net revenues                                $ 62,067
                                                 --------

     Operating income (loss)                     $   (779)
                                                 --------

     Net loss                                    $ (7,859)
                                                 --------

     Net loss applicable to common stockholders  $(13,990)
                                                 --------

3. PROPERTY AND EQUIPMENT AND INTANGIBLE ASSETS

   Property and equipment consisted of the following at December 31:

                                      Life
                                     (Years)           1994            1995
Land                                    --         $   809,253     $    809,253
Buildings and improvements             2-20          1,662,155        2,191,596
Furniture and fixtures, equipment,
 and vehicles                          3-5           2,139,092        2,206,072
Broadcast equipment                    3-8           8,961,182        8,200,184
                                                   -----------     ------------

Total                                               13,571,682       13,407,105

Less accumulated depreciation                       (1,485,382)      (3,664,337)
                                                   -----------     ------------

Property and equipment - net                       $12,086,300     $  9,742,768
                                                   ===========     ============


Intangible assets consisted of the following at December 31:

                                      Life
                                     (Years)         1994              1995
Employment agreements                  1-5        $ 18,962,680     $ 18,962,680
Favorable leases and service
 agreements                            1-10          1,991,868        2,170,446
Broadcast licenses                     5-15        104,058,153      100,193,152
Goodwill                               40           22,220,194       20,848,350
                                                  ------------     ------------

Total                                              147,232,895      142,174,628

Less accumulated amortization                      (13,141,557)     (21,440,704)
                                                  ------------     ------------
Intangible assets - net                           $134,091,338     $120,733,924
                                                  ============     ============

   On an ongoing basis, management evaluates the recoverability of the net carrying value of property and equipment and intangible assets by reference to the Company's anticipated future cash flows generated by the assets and comparison of carrying value to management's estimate of fair value, computed using certain accepted industry measures of value (principally, nondiscounted cash flow multiple methods).

   Intangible assets with a net book value of approximately $5,192,000 were sold in 1995 in connection with the sale of station WPXY-FM (see Note 8).

4. LONG-TERM DEBT

   Credit Agreement--In connection with the Acquisition, the Company entered into a Credit Agreement (the "Agreement") with a syndicate of banks. Under the terms of the Agreement, as amended, the Company may borrow up to $105,000,000 subject to reductions in available credit resulting from other long-term obligations incurred by the Company. Availability under the Agreement consists of (i) a six-year amortizing term loan facility in an aggregate principal amount of $46 million ("Facility A"), (ii) a 7 1/2 year, multiple draw amortizing term loan facility in an aggregate principal amount of $29 million ("Facility B"), and (iii) a 6 1/2 year acquisition revolving credit facility in an aggregate principal amount of up to $30 million (a portion of which may be made available as letters of credit) ("Facility C"). Facilities A and B were permanently reduced by approximately $1,595,000 and $1,005,000, respectively, in March 1995 on the sale of station WPXY-FM and by approximately $460,000 in April 1995 on the payment of Excess Broadcast Cash Flow as defined in the Agreement.

   Outstanding borrowings consisted of the following at December 31:

                                                   1994            1995
   Facility A                                   $46,000,000     $43,945,805
   Facility B                                    29,000,000      27,994,667
   Facility C                                    24,000,000      15,000,000
                                                -----------     -----------

                                                $99,000,000     $86,940,472
                                                ===========     ===========

   Borrowings under the Agreement bear interest at various rates based on LIBOR or prime at the Company's option. Generally, these options consist of alternative base rates adjusted prospectively for certain margins, which are determined by reference to the ratio of long-term debt to cash flow. Interest is payable quarterly in arrears. At December 31, 1994 and 1995, borrowings under Facilities A, B and C bore interest at average rates of 8.85% and 8.44%, respectively. At December 31, 1995, the Company had approximately $15,000,000 available under the Agreement.

   Borrowings are repayable in various quarterly installments commencing in December 1995 for Facility A, and in September 2000 for Facility B. Facility A loans mature in March 2000 and Facility B loans mature in September 2001. Facility C loans mature on September 30, 2000, subject to certain mandatory reductions on availability.

   Borrowings are collateralized by substantially all of the assets of the Company and its subsidiaries. The Agreement contains restrictions as to property additions, use of proceeds, dispositions, creation of certain liens, and additional indebtedness; prohibits the payment of cash dividends prior to March 1999; requires the maintenance of certain minimum levels of cash flow and interest coverage; and establishes maximum levels of debt to cash flow.

   All borrowings under the Agreement were paid in full on January 17, 1996 in connection with the Merger (see Note 1).

   Credit Agreement (Continued)--The Company currently has a SWAP pursuant to which it pays a fixed interest rate of 6.38% on a notional amount of $25 million expiring in 1996. The Company's exposure, if the other party fails to perform under the agreement, would be limited to the impact of variable interest rate fluctuations and the periodic settlement of amounts due under this agreement (approximately $415,000 at December 31, 1995).

   Duopoly Acquisitions Promissory Note--In connection with the purchase of WEDJ-FM and WRFX-AM, the Company had a promissory note payable of $3,000,000, which was due in installments from August 1997 to August 1999. The note accrued interest at prime (8.5% at December 31, 1995), was payable quarterly in arrears and was collateralized by the stations' assets and stock. The note was repaid for approximately carrying value in July 1995.

   Repayment Schedule--Repayments required as of December 31, 1995 are as follows:

    1996                                     $11,607,139
    1997                                      11,463,333
    1998                                      11,885,667
    1999                                      10,981,333
    2000                                      15,807,800
    Thereafter                                25,195,200
                                             -----------

    Total                                    $86,940,472
                                             ===========


5. CAPITAL STRUCTURE

   The Company's authorized capital consisted of two classes of redeemable preferred stock and four classes of common stock (one of which is redeemable under certain circumstances), each with different rights and priorities. All of the Company's Common and Preferred Stock was redeemed on January 17, 1996 in connection with the Merger (see Note 1). The following is a description of the rights, preferences and priorities of each class of authorized capital stock prior to the January 17, 1996 redemption.

   Preferred Stock--The Company is authorized to issue up to 15,000,000 shares of preferred stock, $.01 par value per share, in series to be determined by the Board of Directors. In connection with the Acquisition, the Company issued 1,800,000 shares of Series A Exchangeable Preferred Stock (the "Series A Preferred Stock") for proceeds of approximately $45 million.

   As part of the initial issuance of the Series A Preferred Stock, the Company issued 63,009 shares of its Class B Common Stock. The proceeds received from the transaction of $45 million were allocated between the two classes of stock based on their respective fair values as determined by the Company's investment bankers as follows:

       Series A Preferred Stock                 $43,425,000
       Class B Common Stock                       1,575,000

   Preferred Stock (Continued)--Under the terms of a Registration Rights Agreement between the Company and the initial purchasers of the Series A Preferred Stock and Class B Common Stock, the Company filed a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange (the "Exchange Offer") the Series A Preferred Stock for a new issue of preferred stock (the "Series C Preferred Stock") registered under the Securities Act of 1933, as amended (the "Act"), with terms substantially identical to those of the Series A Preferred Stock.

   Each share of Series A and C Preferred Stock entitled the holder to cumulative dividends at an annual rate of $3.125 per share, payable in quarterly arrears. The Series A and C shares have preference in liquidation over all other classes of capital stock equal to $25 per share plus accrued and unpaid dividends. Each share of Series A and C Preferred Stock were required to be redeemed on March 15, 2004 at a redemption price equal to its liquidation preference. Series A and C Preferred Stock were also exchangeable under certain circumstances into subordinated debentures of the Company, which would be due in 2004; however, under the terms of the Agreement, the Company is generally precluded from exchanging the Series A and C shares for debentures. Holders of the Company's Preferred Stock do not have general voting rights, except as required by law and certain defined circumstances.

   Junior Preferred Stock--In connection with the Acquisition, the Company issued 10,000 shares of Junior Preferred Stock and 111,111 shares of Class D Common Stock (see below) to the partners of the Partnership in exchange for the contribution of certain assets to the Company. These assets had an estimated fair value of $5.1 million, which has been allocated between the two classes of stock.

   Each share of Junior Preferred Stock (the "Junior Stock") is entitled to cumulative dividends at an annual rate of 7.5%, compounded annually, on the Junior Stock's initial liquidation preference of $625 per share. Because of the restrictions on dividends placed on the Company by the Agreement, dividends cannot be paid and therefore will be accrued. The Junior Stock ranks prior to all classes of common stock, possessing no voting rights, and is entitled to a liquidation preference of $625 per share plus accrued and unpaid dividends.

   Common Stock--The Company is authorized to issue up to four classes of common stock, each with a par value of $.01 per share. Shares authorized for each designated class are as follows:

   Class                                     Authorized Shares
   A                                                2,000,000
   B                                                5,000,000
   C                                                1,500,000
   D                                                  150,000

   In connection with the Acquisition, the Company issued 1,000,000 shares of Class C Common Stock to Vestar Equity Partners, L.P. (an affiliate of Vestar) in exchange for proceeds of approximately $25 million. In addition, the Company also issued 111,111 shares of Class D Common Stock to KISS in exchange for certain assets. By agreement, KISS and certain specified transferees possess contractual rights to require the Company to purchase these shares (and shares received in respect of these shares) under certain defined conditions, such as a change in control of the Company and the achievement of certain operating results, and, accordingly, the Class D Common Stock has been accounted for as redeemable stock. Redemption value would be equal to the then-current liquidation preference of any Junior Stock plus the fair market value (as defined) of the Class D shares (and shares received in respect of these shares) covered by the Agreement. Generally, the Company will not be obligated to repurchase the shares if the transaction would result in a default (which is not waived) under the Agreement.

   Common Stock (Continued)--No Class A shares are currently outstanding.

   Each share of Class A, C and D Common Stock is entitled to ten votes; each share of Class B is entitled to one vote. Class C and D shares are convertible into shares of Class A under certain circumstances. Each class of common stock will share equally in any dividends declared to common stockholders and in any residual value upon liquidation of the Company.

   Stock Option Plan--The Company established, contemporaneously with the Acquisition, a nonqualified stock option plan (the "1994 Plan"). Under the terms of the 1994 Plan, eligible employees will be allowed to purchase up to 87,000 shares of Class B Common Stock at a price of $25 per share, increasing from March 18, 1994 at a compounded annual rate of 32.5%. Options will generally vest evenly over a five-year period. Compensation expense related to these options will be measured on the date of grant by reference to the estimated fair value of the underlying shares at that time. Options issued and outstanding aggregated 75,537 and 85,987 at December 31, 1994 and 1995, respectively, of which no options were vested.

   Phantom Equity Plan--The Company also established a Phantom Equity Plan for certain employees, whereby the employees were entitled to share in the appreciation of the Company. During 1995, such appreciation approximated $2,000,000.

6. REDEEMABLE STOCK ACTIVITY

   Activity related to the three classes of redeemable stock outstanding during 1994 and 1995 follows:

                                                         Preferred Stock               Class D
                                                   ---------------------------       Common Stock
                                                      Series C        Junior           (Note 2)
    Issuance on March 18, 1994 for cash or assets
     (at fair value on date of issuance)             $43,425,000    $2,300,000        $2,778,000
    Accretion to redemption value                        121,610        --                --
    Dividends on preferred stock                       4,548,532       369,863            --
                                                     -----------    ----------        ----------

    Balance, December 31, 1994                        48,095,142     2,669,863         2,778,000

    Accretion to redemption value                        155,691        --                --
    Dividends on preferred stock                       6,517,292       496,489            --
                                                     -----------    ----------        ----------

    Balance, December 31, 1995                       $54,768,125    $3,166,352        $2,778,000
                                                     ===========    ==========        ==========

7. PARTNERSHIP LONG-TERM DEBT REPAID ON MARCH 18, 1994

   On March 18, 1994, the Partnership repaid all of its existing long-term debt obligations with proceeds obtained from the sale of the Partnership's assets. The Partnership's outstanding long-term debt during the period January 1, 1992 through repayment on March 18, 1994 generally approximated $119,000,000.

8. RADIO STATION DISPOSITIONS

   WPXY-FM--On March 24, 1995, the Company sold radio station WPXY-FM in Rochester, New York, to the Lincoln Group L.P. for a net sale price of $5,200,000 in cash, which approximated the net book value of the assets sold. The financial position of WPXY-FM was not significant to the consolidated financial position of the Company at December 31, 1994, and the operations of WPXY-FM were not significant to the consolidated operations of the Company for the years ended December 31, 1994 and 1995.

   WHTK-AM--In May 1994, the Company sold certain assets, including the FCC licenses, of WHTK-AM located in Rochester, New York, for an aggregate sales price of $500,000. Assets, liabilities and net revenues of WHTK-AM represent less than 1% of the related consolidated totals for all periods presented.

   WPIT-AM and WPIT-FM--In January 1993, the Partnership sold certain assets, including the FCC licenses, of WPIT-AM and WPIT-FM. Net proceeds from the sale approximated $6,000,000, and a gain of approximately $2,647,000 was recorded upon disposition. The operations of WPIT-AM and WPIT-FM were not significant to the consolidated operations of the Company for the year ended December 31, 1993.

9.  COMMITMENTS AND CONTINGENCIES

   Leases--The Company leases various offices, studios, and broadcast and other equipment under operating leases that expire over the next five years and thereafter. Most of these leases were assumed by the Company pursuant to the Acquisition and may be renewed for successive periods ranging from one to ten years on terms similar to current agreements, except for specified increases in lease payments in the event of a renewal. In most cases, management expects that, in the normal course of business, leases will be renewed or replaced by other leases.

   Future minimum rental payments for noncancelable operating leases as of December 31, 1995 are as follows:


    Year Ending December 31

    1996                                         $1,042,000
    1997                                            916,000
    1998                                            549,000
    1999                                            514,000
    2000                                            389,000
    Thereafter                                    2,986,000
                                                 ----------

    Total                                        $6,396,000
                                                 ==========

   Leases (Continued)--Consolidated rental expense for operating leases incurred by the Partnership and the Company is as follows:

           KISS Limited Partnership                Pyramid
       ------------------------------           Communications,
                        Period from                  Inc.
                         January 1,    -------------------------------
        Year Ended        1994 to                Years Ended
       December 31,      March 17,               December 31,
           1993            1994             1994              1995

        $1,069,000       $241,000       $1,132,000         $1,882,000
        ==========       ========       ==========         ==========

   Other Commitments--The Company also assumed, pursuant to the Acquisition, various noncancelable audience-rating and other service contracts with various expiration dates. Management expects that, in the normal course of business, these contracts will continue to be renewed or replaced by similar contracts.

   Future minimum payments required under these service contracts as of December 31, 1995 are as follows:

   Year Ending December 31
   1996                                    $1,768,000
   1997                                     1,682,000
   1998                                       416,000
   1999                                       260,000
   2000                                       263,000
   Thereafter                                 417,000
                                           ----------

   Total                                   $4,806,000
                                           ==========

   Expenses incurred under these agreements aggregated as follows:

           KISS Limited Partnership                Pyramid
       ------------------------------           Communications,
                        Period from                  Inc.
                         January 1,    -------------------------------
        Year Ended        1994 to                Years Ended
       December 31,      March 17,               December 31,
           1993            1994             1994              1995

        $1,200,000       $323,000       $1,283,000         $1,838,000
        ==========       ========       ==========         ==========

   Syndication and Subcarrier Agreements--The Company has various agreements to provide syndicated programming and subcarrier rights to customers. Noncancelable payment commitments from customers under these agreements as of December 31, 1995 are as follows:


     Year Ending December 31

     1996                                            $1,647,000
     1997                                             1,396,000
     1998                                               731,000
     1999                                               233,000
     2000                                               119,000
     Thereafter                                         213,000
                                                     ----------
     Total                                           $4,339,000
                                                     ==========


   Revenues earned under these agreements aggregated as follows:


                             KISS Limited Partnership           Pyramid
                             -------------------------      Communications,
                                           Period from            Inc.
                                           January 1,       ---------------
                              Year Ended     1994 to           Years Ended
                             December 31,   March 17,          December 31,
                                 1993         1994           1994        1995

                             $  431,809    $ 123,138       $ 661,506  $1,384,077
                             ==========    =========       =========  ==========


   Contingencies--The real property acquired in the Acquisition for use by WXKS-AM/FM (the "Medford Site") consists of tidelands that were filled prior to 1950. In 1988, the Partnership discovered that the fill contains hydrocarbon contamination. The Partnership retained environmental consultants to investigate the source and extent of contamination, and the consultants concluded that the contamination presents no significant risk to the public or the environment. In July 1991, the Partnership presented its conclusions to the Commonwealth of Massachusetts (the "Commonwealth"). Based on its preliminary review, the Commonwealth reported that conditions at the Medford Site did not appear to present an immediate threat to public health, safety or the environment. Consequently, the response stated that further review by the Commonwealth is not likely to occur for an extended period of time. In late 1993, the Commonwealth's cleanup regulations were revised to provide that environmental consultants may opine on the need for cleanup of certain sites. An environmental consultant was retained by the Partnership to reassess the status of the Medford Site in light of the new regulations, and the consultant has concluded that no cleanup measures will be required under the new regulations. The Partnership has also conducted limited testing at the property in Brighton, New York, on which the transmitter tower for WHTK-AM is located (WHTK-AM was sold in May 1994). Certain samples taken in 1990 suggested the possibility that low levels of certain regulated substances may be present. Testing performed in March 1994 by the Company indicated no evidence of regulated substances in excess of New York State standards. The Partnership and Company have not made any provision for the eventual outcome of these matters in their consolidated financial statements, other than accruals for the cost of the surveys and other periodic charges related to monitoring these matters. The Company is of the opinion that it will not incur cleanup costs and that, if any are incurred, they would not be material to the Company's consolidated financial position or results of operations.

   Litigation--From time to time, the Company becomes involved in litigation which is incidental to its business. In the opinion of management, the outcome of any pending litigation would not have a material effect on the Company's consolidated financial position or results of operations.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

   The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1994 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

   Cash, Cash Equivalents, Accounts Receivable, Accounts Payable and Accrued Expenses--These carrying amounts approximate fair value because of the short-term nature of these investments.

   Notes Receivable--The fair value of notes receivable is estimated based on discounted cash flows using current interest rates at which similar loans to borrowers with similar credit ratings are made or if the loan is collateral dependent, management's estimate of the fair value of the collateral. The fair value of notes receivable approximated carrying value at December 31, 1994 and 1995.

   Long-Term Debt--The fair value of long-term debt is estimated based on current market rates and instruments with the same risk and maturities. The fair value of long-term debt approximated carrying value at December 31, 1994 and 1995.

   Interest Rate Protection Agreements--The fair values of these agreements are obtained from dealer quotes. These values represent the estimated amount the Company would receive or pay to terminate the agreements taking into consideration the current interest rates. The Company could expect to receive $860,000 and expect to pay $415,000 if its outstanding interest rate hedge agreements were settled at December 31, 1994 and 1995, respectively. Such agreements have no carrying value at December 31, 1995 or 1994.

11.  RELATED-PARTY TRANSACTIONS

   Management Consulting Agreement--The Company has entered into a management consulting agreement (the "Management Agreement") with Vestar. In exchange for Vestar's provision of certain management consulting and financial advisory services, the Company has agreed to pay Vestar an annual fee equal to the greater of $425,000 or 2% of the Company's "broadcast cash flow" (as defined) plus out-of-pocket costs.

    Management Consulting Agreement (Continued)--In connection with the Acquisition, the Company paid Vestar a transaction fee of $2.35 million for services rendered in obtaining financing and structuring the transaction. The Company also repaid the note payable to Vestar with accrued interest.

    Loans to Management and Partners of KISS--At the closing of the Acquisition and during 1994, the Company loaned the Chief Financial Officer $150,000 and the Chief Executive Officer $350,000. These loans are unsecured and accrue interest annually at the prime rate (8.5% at December 31, 1995). In connection with the Merger (see Note 1), these loans, and accrued interest of approximately $68,000, were forgiven by the Company at December 31, 1995.

    In addition, at the closing, the Company placed in an escrow account the sum of $4.5 million with a commitment to provide a further $500,000, if necessary, which is to be lent to partners of KISS to pay certain tax liabilities of such partners arising as a result of the Acquisition. Loans from the escrow account bear interest at 7-1/2% and will be payable over a twenty-year period. Loans will be collateralized by each partner's interest in the Company. At December 31, 1995, approximately $3,861,000 of these loans were outstanding.

    At the closing, certain officers and partners of KISS owed KISS the sum of $418,000. Concurrently with the execution of employment agreements between the Company and said officers for future services to be rendered, $183,000 of these amounts due were forgiven by the Company and are being amortized over the expected terms of employment.

    In November 1994, the Company loaned the Chief Executive Officer $689,000. The promissory note is secured by the officer's interest in the Partnership, accrues interest at 7.5% annually, and is due in November 2004. On January 17, 1996, the Chief Executive Officer repaid the promissory note and accrued interest of approximately $59,000 in connection with the Merger
    (see Note 1).

12. INCOME TAXES

    SFAS No. 109 requires that financial statements reflect deferred income taxes for the future tax consequences of differences in bases of the Company's assets and liabilities for book and tax purposes.

    The income tax benefit consisted of the following for the years ended December 31:


                                               1994         1995
   Current:
    Federal                                $   174,000    $   --
    State                                       33,000      87,000
                                            ----------    --------
   Total                                       207,000      87,000
                                            ----------    --------

   Deferred:
    Federal                                 (1,889,000)       --
    State                                     (142,000)    (87,000)
                                            ----------    --------
   Total                                    (2,031,000)    (87,000)
                                            ----------    --------
   Income tax benefit                      $(1,824,000)   $   --
                                            ==========    ========


   A reconciliation between the U.S. statutory rate and the effective tax rate is as follows for the years ended December 31:

                                                    1994      1995
      Statutory rate                                (34)%     (35)%
      State taxes, net of federal benefit            (4)       (4)
      Nondeductible expenses                          2         2
      Change in state tax rates during the period    (2)       --
      Change in valuation allowances                  1        37
                                                     --        --

      Effective rate                                (37)%      --%
                                                     ==        ==


   The components of the net deferred income tax asset are as follows at December 31:

                                                                                  1994          1995
      Deferred tax assets:
        Allowance for doubtful accounts and other                               $   76,000      $    --
        Property, equipment and intangible assets, principally
          due to depreciation methods                                            2,186,000           --
        Net operating loss carryforward                                              --           5,028,000
                                                                                 ---------      -----------
        Total                                                                    2,262,000        5,028,000
                                                                                 ---------       ----------

      Deferred tax liabilities:
        Property and intangible assets, principally due to
          acquisition-related basis differences and depreciation methods         1,892,000          805,000
        Prepaid expenses, allowance for doubtful accounts and
          accrued expenses                                                           --             240,000
                                                                                 ---------      -----------
        Total                                                                    1,892,000        1,045,000
                                                                                 ---------      -----------
        Net deferred tax asset                                                     370,000        3,983,000
        Valuation allowance                                                       (370,000)      (3,983,000)
                                                                                 ---------      -----------
        Net                                                                     $    --         $    --
                                                                                 =========      ===========


   The valuation allowances have been provided to reduce the total tax asset to zero at December 31, 1994 and 1995 because it is not likely that these assets will be realized in the foreseeable future. The valuation allowance increased by $3,613,000 during 1995, due primarily to the generation of net loss carryforwards for which realization is not assured.

                                  * * * * * *